Exhibit 4.17

AMENDMENT THREE

TO

COLLABORATION AGREEMENT

This Amendment Three to Collaboration Agreement (the “Amendment”) is made on May 24, 2019 (the “Amendment Effective Date”) by and between ABL Bio, having a business address at 16, Daewangpangyo-ro 712beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea (“ABL Bio”) and I-MAB Biopharma Co., Ltd., having its business address at Suite 802, OmniVision Park West Tower, 88 Shangke Road, Pudong New District, Shanghai, China (“I-MAB Biopharma”). For purposes of this Agreement, ABL Bio and I-MAB Biopharma are each referred to individually as a “Party” and together the “Parties.”

WHEREAS:

A I-Mab, having its registered address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Cayman, KY1-1205 Cayman Islands (“I-Mab”) and ABL Bio entered into a Collaboration Agreement on July 26, 2018 (the “Collaboration Agreement”) in relation to, among others, the development and commercialization of PD-L1/4-1BB, PD-L1/TIGIT and PD-L1/B7H3 BsAbs.

B I-Mab, I-MAB Biopharma Co., Ltd. And ABL Bio entered into an amendment (the “Amendment One”) to the Collaboration Agreement on November 5, 2018 in which all the rights and obligations under the Collaboration Agreement has been transferred from I-Mab to I-MAB Biopharma.

C I-MAB Biopharma Co., Ltd. and ABL Bio entered into a second amendment (the “Amendment Two”) to the Collaboration Agreement on November 22, 2018.

D The Parties desire to amend the Collaboration Agreement to include an additional bispecific antibody molecule CLDN18.2/4-1BB in the BsAb for the development and the commerciliazation.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Collaboration Agreement, and all referenced to I-Mab in the Collaboration Agreement and its amendments shall mean I-MAB Biopharma unless specified otherwise.
2.
The existing clause 1.66 shall be re-numbered to clause l.67, and a new clause 1.66 shall be added as follows:

1.66 "CLDN18.2/4-1BB BsAb" shall mean the CLDN18.2 and 4-1BB bi-specific antibody that uses the CLDN18.2 sequence of I-Mab, and the 4-IBB sequence of ABL Bio.

3.
Article 1 of the Collaboration Agreement shall be amended and now be read as follows:

Exhibit 4.17

"l.5 "BsAb" shall mean a bi-specific antibody molecule constructed by the combination of two Parental Antibodies using BsAb Technology. The Parental Antibodies include PD-Ll, TIGIT, 4-IBB, B7H3 and CLDN18.2.

1.29 "I-Mab Parental Antibody" shall mean the monoclonal antibodies against PD L1, TIGIT and CLDN18.2, respectively, controlled by I-Mab as described in Appendix 2.

1.64 "Territory" shall mean the following: (1) "ABL Bio's Territory for PD Ll/TIGIT BsAb", "ABL Bio's Territory for PD-Ll/B7H3 BsAb" or "ABL Bio's Territory for CLDN18.2/4-1BB BsAb" is the Republic of Korea, (2) "ABL Bio's Territory for PD Ll/4-lBB BsAb" is the Republic of Korea and Greater China (i.e., the People's Republic of China, Hong Kong, Macao and Taiwan), (3) "I-Mab's Territory for PD-Ll/TIGIT BsAb", "I-Mab's Territory for PD-Ll/B7H3 BsAb" or "I-Mab's Territory for CLDN18.2/4-1BB BsAb" is Greater China (i.e., the People's Republic of China, Hong Kong, Macao and Taiwan) and (4) the "Rest of the World" is all other territories other than the Republic of Korea and Greater China. The Parties are entitled to the exclusive rights to the development and commercialization of the Product and the Product Family in their respective Territory as specifically defined in this Agreement."

4.
Article 3 of the Collaboration Agreement shall be amended and now be read as follows:

"3.1 At Decision Point I and, in the event the JC decides to develop and commercialize any Product in the Rest of the World, at each Decision Point after Decision Point I, if one Party owns more than 50% of the intellectual property rights for a particular project as determined in accordance with Appendix 5, such Party shall be the Lead Party; if neither party owns more than 50% of the intellectual property rights for the project, the JC shall select a Party as the Lead Patty within seven (7) Business Days after the completion of Decision Point I. For the avoidance of doubt, as of the Amendment Effective Date, in the case of PD-Ll/TIGIT, I-Mab has been determined as the Lead Party; and in the case of PD-Ll/4-lBB, ABL Bio has been determined as the Lead Party by the JC. In the case of PD-Ll /B7H3 and CLDN18.2/4-1BB, 50% of which is owned by ABL Bio and I-Mab respectively, the Lead Party shall be determined by the JC within seven (7) Business Days after Decision Point I. Decisions regarding Late Development, Clinical Development and entering into Out-License Agreement will be made in the following manner: in ABL Bio's Territory by ABL Bio, in I-Mab's Territory by I-Mab, and in the Rest of the World, by the Lead Party.

3.2 The Parties agree to co-develop each of the Products containing PD-Ll/TIGIT, PD-Ll/4-lBB, PD-Ll/B7H3 and CLDN18.2/4-1BB up to Decision Point II and share the cost and responsibilities equally with Commercially Reasonable Efforts in accordance with the Late Development Plan attached hereto as Appendix 4. No later than seven (7)Test Business Days following each Decision Point II, III or IV, either Party can notify the other Party that it intends to share the costs of the next development work with the other Party in the Rest of the World ("Opt-In Notice"). After an Opt-In Notice from a Party, such Party shall automatically become the Lead Party if the other Party has not given a similar notice. For the avoidance of doubt, if one Party stops development work or sharing the costs of development work, the other Party who continues development work or bears the cost of such development work shall automatically become the Lead Party.

5.
Appendices to the Collaboration Agreement shall be amended and now be read as follows:

Exhibit 4.17

6.
Miscellaneous
6.1
Incorporation

This Amendment shall become effective on the Amendment Effective Date and shall be incorporated in the Collaboration Agreement by reference. In the event of any conflict or inconsistency between the Collaboration Agreement, Amendment One, Amendment Two and this Amendment, this Amendment shall prevail. Unless othe1wise expressly amended by this Amendment, all of other terms and conditions of the Collaboration Agreement, Amendment One, Amendment Two shall remain in full force and effect in its original form.

6.2
Counterparts

This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which together evidence the same agreement.

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Exhibit 4.17

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the Amendment Effective Date:

ABL Bio	I-MAB Biopharma Co., Ltd.
Signed by: /s/Sang Hoon Lee	Signed by: /s/ Zheru Zhang
Name: Sang Hoon Lee	Name: Zheru Zhang
Title: CEO	Title: President